Exhibit 5.1

June 13, 2016

Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

Ladies and Gentlemen:

We have acted as special counsel to Voya Financial, Inc., a Delaware corporation (the “Company”), and Voya Holdings Inc., a Connecticut corporation (the “Guarantor”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-196883), as amended by Post-Effective Amendment No. 1 thereto filed on June 6, 2016, of $500,000,000 aggregate principal amount of 3.650% Senior Notes due 2026 (the “2026 Notes”) and $300,000,000 aggregate principal amount of 4.800% Senior Notes due 2046 (the “2046 Notes,” and together with the 2026 Notes, the “Securities”). The Securities were issued under an indenture dated as of July 13, 2012 (the “Base Indenture”) among ING U.S., Inc. (subsequently renamed Voya Financial, Inc.), Lion Connecticut Holdings Inc. (subsequently renamed Voya Holdings Inc.), and State Street Bank and Trust Company of Connecticut, National Association, as trustee (as predecessor to U.S. Bank National Association), as supplemented, in the case of the 2026 Notes, by the Fifth Supplemental Indenture dated as of June 13, 2016 (the “2026 Supplemental Indenture”) and as supplemented, in the case of the 2046 Notes, by the Sixth Supplemental Indenture dated as of June 13, 2016 (the “2046 Supplemental Indenture,” and together with the 2026 Supplemental Indenture, the “Supplemental Indentures”), each among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”). The Base Indenture, as supplemented by the Supplemental Indentures, is herein called the “Indenture.” The Securities will be guaranteed on an unsecured, senior basis (the “Guarantees”) by the Guarantor. Such registration statement, as amended as of its most recent effective date (June 6, 2016), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” and the prospectus dated June 18, 2014 included in the Registration Statement, as

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supplemented by the prospectus supplement thereto dated June 6, 2016 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), but excluding the documents incorporated by referece therein, is herein called the “Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Underwriting Agreement, dated June 6, 2016, among the Company, the Guarantor and the several underwriters named in Schedule I thereto;

(d)	executed copies of the Base Indenture, the 2026 Supplemental Indenture and the 2046 Supplemental Indenture;

(e)	facsimile copies of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(f)	copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that: (1) the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, and (2) the Guarantees are the valid, binding and enforceable obligations of the Guarantor, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relates to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Gurantor, (x) we have assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make

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such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Guarantor regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The waiver of defenses contained in Section 12.02 of the Base Indenture may be ineffective to the extent that the waiver of any such defense is against public policy in New York.

The foregoing opinions are limited to the law of the State of New York (excluding for such purposes any matter relating to the insurance laws or regulations of such jurisdiction).

We hereby consent to the use of our name in the Prospectus under the heading “Validity of the Securities” in the Propsectus Supplement as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 13, 2016. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ PAMELA L. MARCOGLIESE
Pamela L. Marcogliese, a Partner